Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No. 1 on Form S-3 to Form S-4 of Protection One, Inc. of our report dated March 16, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Integrated Alarm Services Group, Inc., which appears in Integrated Alarm Services Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in the Current Report on Form 8-K/A of Protection One, Inc. dated April 2, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Albany, New York
April 23, 2007